Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-186367, 333-189573, 333-200073, 333-226481, and 333-266596) on Form S-8 and (No. 333-266591) on Form S-3 of our reports dated February 13, 2024, with respect to the consolidated financial statements of Zoetis Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Short Hills, New Jersey
February 13, 2024